Exhibit 3.12

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
U.S. CANCER CARE, INC.

1.             The Certificate of Incorporation of the Corporation was filed under the name of U.S. Cancer Care, Inc.

2.             The Certificate of Incorporation of the Corporation was filed in the State of Delaware on November 12, 1997.  The Amended and Restated Certificate of Incorporation of the Corporation was filed in the State of Delaware on April 27, 1998.

3.             A second Amended and Restated Certificate of Incorporation of the Corporation is being filed pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.             The second Amended and Restated Certificate of Incorporation is attached hereto.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
U.S. CANCER CARE, INC.

U.S. Cancer Care, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST:                    Name.  The name of the Corporation is:  U.S. CANCER CARE, INC.

SECOND:              Registered Office.  The registered office of the Corporation is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware, 19805.  The name of its registered agent at that address is Corporation Service Company.

THIRD:                  Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              Capitalization.

SECTION 1.          Authorized Capital.  The total number of shares of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares, of which twenty-million (20,000,000) shares shall be common stock (“Common Stock”), par value $.01 per share, and five million (5,000,000) shares shall be preferred stock (“Preferred Stock”), par value $.01 per share.

SECTION 2.          Preferred Stock.  The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of Preferred Stock are as follows:

The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

(a)           The designation of the series and the number of shares to constitute the series;

(b)           The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

(c)           Whether the shares of the series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d)           The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

(e)           Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f)            The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

(g)           The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(h)           The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

FIFTH:                   Common Stock.  The powers, preference and relative participating, optional or other rights, and the qualifications, limitations and restrictions in respect of the Common Stock are as follows:

Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.  No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

SIXTH:                   Board of Directors.

SECTION 1.          Number.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The number of directors, subject to any right of the holders of any series of Preferred Stock to elect additional directors, shall be fixed from time to time by the Board of Directors pursuant to the By-Laws of the Corporation.

SECTION 2.          Nomination.  Only persons who are nominated in accordance with the procedures set forth in this Article Sixth, Section 2 of the Certificate of Incorporation shall be eligible to serve as directors.  Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Section 2, who shall be entitled to vote for the election of directors at the meeting and who complies with the procedures set forth below.  Any such nominations (other than those made by or at the direction of the Board of Directors) must be made pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the meeting or public disclosure thereof was given or made.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder, (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder and such other person or persons in such nomination.  At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.  Notwithstanding anything in this Section to the contrary, no person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.  If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Section 2, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.  Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.

SECTION 3.           Vacancies.  Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the election of directors is in the regular course of business and until such director’s successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

SECTION 4.           Removal.  A director may be removed only for cause, by the holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of directors, considered for this purpose as one class.

SECTION 5.          Board Action.  Except as otherwise required by law, and subject to the provisions of Article EIGHTH, Article ELEVENTH and Article TWELFTH, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SEVENTH:            Stockholder Action.  Except as otherwise required by law and subject to the rights of Preferred Stock, annual meetings may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Directors, or by the Chairman of the Board of Directors, the Vice-Chairman of the Board of Directors, the President or the Chief Executive Officer and special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Vice-Chairman of the Board of Directors, the President, the Chief Executive Officer or the Board of Directors pursuant to a resolution approved by a majority of the Directors.  Subject to the rights of holders of any series of Preferred Stock, stockholders are not permitted to call an annual meeting and, subject to the rights of holders of any series of Preferred Stock, stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such an annual or special meeting.

EIGHTH:               Stockholder Approval.

SECTION 1.          Fundamental Business Decisions.  In addition to any affirmative vote required by or other conditions to be complied with pursuant to applicable law or this Certificate of Incorporation,

(a)           any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with any other entity, either domestic or foreign, or

(b)           any sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets, or

(c)           the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

shall not be consummated except (a) pursuant to a resolution unanimously adopted by the Board of Directors and approved by the affirmative vote of the holders of a majority of the then outstanding Voting Shares (as hereinafter defined), voting together as a single class, or (b) by a resolution adopted by a majority of the Board of Directors and approved by the holders of not less than 80% of the outstanding Voting Shares, voting together as a single class.

SECTION 2.          Certain Operational Matters.  In addition to any affirmative vote required by or other conditions to be complied with pursuant to applicable law or this Certificate of Incorporation:

(a)           any issuance by the Corporation of Common Stock or Preferred Stock for aggregate consideration in an amount less than the Fair Market value (as hereinafter defined) of the securities so sold, or

(b)           any incurrence by the Corporation of any debt which is convertible into Common Stock or Preferred Stock for aggregate consideration in an amount less than the Fair Market Value of such debt on the date of issuance of such debt;

shall be effective if such action is taken (a) pursuant to a resolution or resolutions adopted by the Board of Directors with respect to which not more than one (1) director votes in opposition to such resolution, or (b) by the affirmative vote of the holders of not less than 80% of the outstanding Voting Shares, voting together as a single class.

Notwithstanding the above, the Corporation shall have the authority to incur debt convertible to stock of the Corporation for appropriate consideration in an amount less than the fair market value of such debt on the date such debt was issued only (a) pursuant to that offering described in the private offering memorandum of the Corporation dated February 13, 1998, as supplemented by supplements numbered 1, 2 and 3 dated March 30, 1998, April 24, 1998 and May 13, 1998, respectively, (b) by a resolution or resolutions unanimously adopted by the Board of Directors or (c) by the affirmative vote of the holders of not less than 80% of the outstanding Voting Shares, voting together as a single class.

SECTION 3.          Interested Transactions.  In addition to any affirmative vote required by or other conditions to be complied with pursuant to applicable law or this Certificate of Incorporation, no contract or transaction between the Corporation and one or more of its directors, officers or stockholders (excluding stock option grants pursuant to the Corporation’s 1998 Stock Option Plan and existing employment agreements) or between the Corporation and any other corporation, partnership association or organization in which one or more of its directors, officers or stockholders are directors, officers or have a Financial Interest (as hereinafter defined) shall be adopted unless:

(a)           The material facts as to the relationship and as to the contract or transaction are disclosed or are known to the Board of Directors and the Board of Directors by unanimous vote approves the contract or transaction; or

(b)           The material facts as to the relationship and as to the contract or transaction are disclosed or are known to the stockholders and the contract is approved by the holders of 80% of the outstanding Voting Shares, voting together as a single class.

SECTION 4.          Certain Definitions.  For the purposes of this Article:

(a)           “Fair Market Value” shall mean:  (i) in the case of Common Stock or Preferred Stock, the average of the closing sale prices during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Shares, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing sale prices with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Directors in good faith.

(b)           “Financial Interest” shall mean the ownership by an individual or entity of more than 15% of the outstanding capital stock of a corporation, partnership, association or organization which is entering into or proposes to enter into a contract or transaction with the Corporation or any of its Subsidiaries.

(c)           “Subsidiary” shall mean any corporation, partnership or other entity of which a majority of any class of equity security (as defined in Rule 3a(11)-1 of the General Rules and Regulations under the Exchange Act), is owned, directly or indirectly, by the Corporation.

(d)           “Voting Shares” shall mean shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors.

SECTION 5.          Determinations by the Board.  A majority of the Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article including, without limitation, (i) whether a person has a Financial Interest in a transaction with the Corporation, (ii) the number of Voting Shares beneficially owned by any person, and (iii) such other matters with respect to which a determination is required under this Article.  The good faith determination of a majority of the Directors on such matters shall be conclusive and binding for all purposes of this Article, and no director will have any liability to the Corporation or any other person by reason of any such determination so made.

SECTION 6.          Fiduciary Obligations.  Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or from any fiduciary obligation imposed by law.

The fact that any business transaction complies with the provisions of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such business transaction or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such business transaction.

NINTH:                  Liability of Directors.  No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when the provision becomes effective.  If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.  Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TENTH:                 Indemnification and Advancement of Expenses.

SECTION 1.          Indemnification.  The Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while service as a director, officer, employee or agent, to the maximum extent authorized by the General Corporation Law of the Slate of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  The right to indemnification conferred in this Article Tenth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the General Corporation Law of the State of Delaware so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article Tenth or otherwise.

SECTION 2.          Nonexclusivity.  The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the Corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 3.          Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprises against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ELEVENTH:         Amendment of By-Laws.  Bylaws for the conduct of affairs of the Corporation may be adopted, amended or repealed only (a) by a resolution or resolutions unanimously adopted by the Board of Directors or (b) by the affirmative vote of the holders of not less than 80% of the outstanding Voting Shares, voting together as a single class.

TWELFTH:           Amendment of Certificate of Incorporation.  Notwithstanding any other provision of the Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), this Certificate may be amended, altered or repealed only (a) by a resolution unanimously adopted by the Board of Directors and approved by the affirmative vote of the holders of a majority of the

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and alleged to under penalties of perjury this 22nd day of May, 1998.

U.S. CANCER CARE, INC.

By:	/s/ A. Goffman
Name: A. Goffman
Title: Vice-Chairman of the Board